Exhibit 99.1

Statement Regarding Interest Payment

NEW YORK, NY — June 1, 2009 — Six Flags, Inc. (OTCBB: SIXF) announced today that it has chosen to take advantage of the applicable 30-day grace period for making the semi-annual interest payment of approximately $15 million due on its 9 5/8% Senior Notes due 2014 (the “2014 Senior Notes”).

Under the applicable indenture relating to the 2014 Senior Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the 2014 Senior Notes or any other indebtedness. Additional details regarding the 2014 Senior Notes and Six Flags’ debt, equity and other upcoming cash obligations are available in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

About Six Flags

Six Flags, Inc. is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ success in implementing a restructuring plan and the adequacy of cash flows from operations, available cash and available amounts under its credit facility to meet its future liquidity needs. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including the failure to successfully consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Preliminary Proxy Statement for its 2009 Annual Meeting, and its other filings and submissions with the Securities and Exchange Commission, which are available free of charge on Six Flags’ website http://www.sixflags.com.

Website: http://www.sixflags.com

# # #

Media Contact: Sandra Daniels — (212) 652-9393

Investor Relations: William Schmitt — (203) 682-8200